Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	September 1, 2004 through September 30, 2004
Payment Date	October 25, 2004

Aggregate Amount Collected for the Collection Period
Interest	$2,700,371.93
Principal Collections	$34,184,552.79
Substition Amounts	$—
Additional Draws	$17,281,444.04
Aggregate Subsitutions	$—
Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(i)	Enhancer Premium	$112,603.61
(ii)	Noteholder’s Interest	$1,491,059.42	1.242549516
	Payment for Additional Balance	$—
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$1,096,708.91
(vi)	Additional Balance Increase Payment from Excess Spread	$—
(vii)	Noteholder’s Principal Distribution	$16,903,108.75	14.08592396
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x)	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$1,096,708.91

		Percentage Interest
Balances
Beginning Note Balance		$844,527,046.61	70.38%
Ending Note Balance		$827,623,937.86	68.97%
	Change	$16,903,108.75	1.41%
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$860,325,278.84	71.69%
Ending Pool Balance		$843,422,170.09	70.29%
	Change	$16,903,108.75	1.41%
Beginning Principal Balance		$860,325,278.84	71.69%
Ending Principal Balance		$843,422,170.09	70.29%
	Change	$16,903,108.75	1.41%
Beginning Cerficate		$—	0.00%
Ending Certificate		$—	0.00%
	Change	$—

				Percentage Interest
Delinquencies
	#		$
Two statement cycle dates:		6		$328,879.12
Three statement cycle dates:		5		$259,629.19
Four statement cycle dates:		1		$18,800.62
Five statement cycle dates:		1		$27,280.63
Six statement cycle dates:		1		$102,160.71
Seven + statement cycle dates:		2		$37,128.40
Foreclosures (included in aging above)		9		409,159
REO		—		$—
Liquidation Loss Amount		—		$—
Aggregate Liquidation Loss Amount				$772,272.25	0.064%
Additional Information
Net WAC Rate				3.95%
Overcollateralization Target				$15,139,289.11
Overcollateralization Amount				$15,798,232.23
Funding Account Ending Balance				$—
Aggregate Draws on Enhancer Policy				$—
Gross CPR (1 mo. Annualized)				38.525%
Net CPR (1 mo. Annualized)				21.189%
Draw Rate (1 mo. Annualized)				21.612%
WAM				209.38
AGE				24.11
Repurchases		0		$—

Allocation of Collected Funds
Interest Collections
Total Collected	$(3,058,840.80)
Servicing Fee	$358,468.87
Enhancer Premium	$112,603.61
Additional Balance Interest	$—
Noteholders Interest	$1,491,059.42
Liquidations	$—
Excess Interest	$1,096,708.91
Net	$—
Interest Shortfall	$—
Principal Collections
Total Collected	$(34,184,552.79)
Noteholders Principal	$16,903,108.75
Add’l Balance Increase	$—
Net Draws	$17,281,444.04
Funding Account	$—
Net	$(0.00)
Previous Funding	$—
Liquidations	$—
Difference	$(0.00)
Deficiency Amount	$(0.00)

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator